Exhibit 99.(h)(21)

The Prudential Series Fund, Inc.
The Prudential Series Fund

Gateway Center Three

100 Mulberry Street

Newark, NJ 07102

December     , 2005

[Insurance Company]

This letter agreement (the “Letter Agreement”) will confirm the discussions that have been had regarding: (i) the reorganization of The Prudential Series Fund, Inc. (the “Company”), a Maryland corporation, into The Prudential Series Fund (the “Fund”), a Delaware statutory trust; (ii) the classification of the Fund’s Portfolios as partnerships (rather than regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended) for federal income tax purposes (together, the “Reorganization”); and (iii) the effects of the Reorganization on the participation agreement, dated as of                              (the “Participation Agreement”), by and among the Company, [Insurance Company], and certain other entities.

1.                                       Notwithstanding any provisions, representations, warranties, or covenants contained in the Participation Agreement, [Insurance Company] consents to: (i) the Reorganization; (ii) the assignment of the Participation Agreement by the Company to the Fund; and (iii) the assignment of the Participation Agreement by The Prudential Insurance Company of America to Prudential Investments, LLC (“PI”).

2.                                       Each of the Fund and PI represents, warrants, and covenants that each Portfolio of the Fund complies and will comply with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation 1.817-5.

3.                                       [Insurance Company] represents and warrants that it is taxed as a U.S. corporation under the Code.  [Insurance Company] covenants to provide information to the Fund and PI with respect to and in support of the U.S. federal income tax status of [Insurance Company] as reasonably requested from time to time by the Fund or PI.

The Reorganization and this Letter Agreement will be effective as of January 1, 2006.  Please confirm this Letter Agreement by executing the attached copy and faxing the signed copy to John P. Schwartz at (973) 367-6349 at your earliest convenience.  We will maintain a copy of the fully executed agreement in our files.  Thank you.

Very truly yours,

The Prudential Series Fund

By:
Name: David R. Odenath, Jr.
Title: President

Prudential Investments LLC

By:
Name: Robert F. Gunia
Title: Executive Vice President

Accepted:

Insurance Company

By:
Name:
Title:

Dated as of December , 2005